EXHIBIT 99.01

                      HYPERION COMPLETES PRIVATE PLACEMENT

Coudersport, PA., August 27, 1997-- Adelphia Communications Corporation (NASDAQ-NMM:ADLAC) and its subsidiary, Hyperion Telecommunications, Inc., announced that Hyperion has sold $250,000,000 aggregate principal amount of 12-1/4% Senior Secured Notes due 2004 (the "Senior Secured Notes") primarily in reliance on Rule 144A to Qualified Institutional Buyers. Hyperion also announced that it has received the necessary consents from the holders of its 13% Senior Discount Notes due 2003 to amend certain covenants in the noteholders indenture to permit the Senior Secured Note offering.

Hyperion intends to use the net proceeds of approximately $243,300,000 from the sale of the Senior Secured Notes to fund the acquisition of increased ownership interests in certain of its networks, the continued expansion of its networks, working capital and to purchase securities which will be pledged to secure the Senior Secured Notes. Approximately $83,400,000 of the net proceeds will be placed in an escrow account to provide for the payment in full of the first six scheduled interest payments on the Senior Secured Notes.

The 12-1/4% Senior Secured Notes due 2004 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

Hyperion is a leading provider of competitive local telecommunications services in regionally clustered markets primarily within the eastern half of the United States. Hyperion is an 88% owned subsidiary of Adelphia, the seventh largest cable television operator in the United States which currently owns or manages cable television systems serving approximately 1.9 million subscribers in 12 states.

Contact:  Timothy J. Rigas, Chief Financial Officer  (814) 274-9830.